Press Release
[Graphic Omitted] Ahold
                                                       Royal Ahold
                                                       Corporate Communications


                                                Date:  August 8, 2003
                                for more information:  +31 75 659 57 20



Ahold obtains extension of deadline for delivery of financial statements to September 30, 2003

Cash flow exceeds plan

Zaandam, The Netherlands, August 8, 2003 -- Ahold announced today that it has reached an agreement with its syndicate of banks to extend the deadline for the delivery of audited consolidated fiscal year 2002 financial statements to September 30, 2003. After the completion of all internal forensic accounting investigations, as announced on July 1, 2003, Ahold is determining and processing the accounting adjustments required as a result of these investigations and as a result of the audit. In consultation with its auditors, Deloitte & Touche, Ahold has concluded that this process is taking longer than expected.

The delay in completion of the audited consolidated fiscal year 2002 financial statements will further delay the publication of its Annual Report and the filing of its Annual Report on Form 20-F for fiscal year 2002. Ahold will publish and file the Annual Report as soon as possible after completion of the audited consolidated financial statements.

Under its Euro 2.65 billion credit facility negotiated in March 2003, Ahold was required to deliver its audited consolidated fiscal year 2002 financial statements by August 15, 2003 to the syndicate of banks involved. Delivery by August 15, 2003 was a condition for the availability of the unsecured tranche of USD 915 million and for the continuing availability of the secured tranche, which totals USD 1.285 billion and EUR 600 million. That deadline has now been extended to September 30, 2003.

The company does not foresee the need for drawing on the USD 915 million unsecured tranche based on its current cashflow projections. This reflects Ahold's confidence in its ability to meet its obligations in 2003, including the cash payment in full of Ahold's outstanding EUR 678 million convertible subordinated notes that mature on September 30, 2003.

The currently remaining USD 280 million capacity under the USD 450 million back-up facility, also announced in March, remains available to Ahold as necessary for further support of the U.S. Foodservice securitization programs.


Ahold Corporate Communications: +31.75.659.57.20



                                                 Albert Heijnweg 1, Zaandam
                                                 P.O. Box 3050, 1500 HB Zaandam
                                                 The Netherlands
                                                 Phone:  +31 (0)75 659 5720
http://www.ahold.com                             Fax:    +31 (0)75 659 8302

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Certain statements in this press release are "forward-looking statements" within the meaning of U.S. federal securities laws. Ahold intends that these statements be covered by the safe harbors created under these laws. The forward-looking statements include, but are not limited to, the expected timing of the completion of audited 2002 consolidated financial statements and the filing of the Annual Report on Form 20-F, the expectation as to the absence of the need for drawing under the unsecured tranche of the credit facility, the statement as to the ability to meet obligations including the payment of Ahold's convertible subordinated notes and the statement as to the continuing availability of the unused capacity under the back-up facility. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from the information set forth in these forward-looking statements include possible delays or problems in completing the 2002 financial statements and related audit and/or filing the Annual Report on Form 20-F, Ahold's cash flow being less than currently anticipated, Ahold's liquidity needs exceeding expected levels, Ahold's ability to comply with the conditions and/or covenants under the credit facility or back-up facility, the potential adverse impact of the announcements in this press release on Ahold's liquidity, and other factors and events discussed in Ahold's public filings. Many of these factors are beyond Ahold's ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this press release. Ahold does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.



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